Exhibit 10.3

ANTERO MIDSTREAM CORPORATION
SUMMARY OF COMPENSATION FOR NON-EMPLOYEE DIRECTORS
(Effective as of August 14, 2025)

Each member of the Board of Directors (the “Board”) of Antero Midstream Corporation (the “Company”) who is not an employee of the Company or Antero Resources Corporation and who does not otherwise waive in writing his or her compensation hereunder (each such individual a “Non-Employee Director”), shall receive the compensation described in this Summary of Compensation for Non-Employee Directors.

Annual Base Retainer:$107,500

Additional Annual Retainers:

Chairman:$32,500

Audit Committee:$15,000 ($27,500 for Chair)

Compensation Committee: $7,500 ($20,000 for Chair)

Nominating & Governance Committee: $7,500 ($15,000 for Chair)

Environmental, Social & Governance Committee: $7,500 ($15,000 for Chair)

Conflicts Committee: $7,500

Annual Stock-Based Compensation

(Excluding Chairman):$142,500

Annual Stock-Based Compensation

(Chairman):$260,000

Form of Payment of Annual Retainers:

●	All annual retainers are paid on a quarterly basis in arrears in substantially equal installments on the tenth day following the last day of each calendar quarter (or, if such tenth day does not fall on a day on which shares (“Shares”) of common stock, par value $0.01, of the Company are traded on the New York Stock Exchange (each, a “Trading Day”), on the last Trading Day preceding such tenth day). Each date determined in accordance with the preceding sentence is referred to herein as a “Payment Date.” So long as an individual serves as a Non-Employee Director or, if applicable, in one or more of the positions described above under “Additional Annual Retainers” on any date during the applicable calendar quarter, such Non-Employee Director shall receive the entire installment of the annual retainer(s) payable for such calendar quarter on the applicable Payment Date.
●	All annual stock-based compensation shall be granted in arrears in four equal installments on each Payment Date in the form of fully vested and unrestricted Shares issued pursuant to the Antero Midstream Corporation Long Term Incentive Plan (as amended from time to time, including any successor plan, the “LTIP”). With respect to each calendar quarter, the number of Shares issued to each Non-Employee Director shall be determined by dividing (i) $35,625 (the “Quarterly Stock Value”) by (ii) the Fair Market Value (as defined in the LTIP) of a Share on the applicable Payment Date, rounded up or down to the nearest whole Share, as applicable. In the event a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, such individual shall receive a prorated portion of the annual stock-based compensation otherwise payable to such individual for such calendar quarter, with such prorated portion determined by dividing (i) the product of (a) $35,625 and (b) a fraction, the numerator of which is the number of days during which the individual serves as a Non-Employee Director during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter (the “Pro-rated Quarterly Stock Value”) by (ii) the Fair Market Value of a Share on the applicable Payment Date, rounded up or down to the nearest whole Share, as applicable. Each installment of a Non-

Employee Director’s annual stock-based compensation shall be evidenced by and subject to the terms of a form of stock award agreement most recently approved by the Compensation Committee (the “Compensation Committee”) of the Board. Notwithstanding the foregoing, if a Non-Employee Director is not providing services to the Company on the Payment Date, such Non-Employee Director shall not be granted Shares on the Payment Date and shall instead receive an additional cash payment on the Payment Date equal to the Quarterly Stock Value or the Pro-rated Quarterly Stock Value, as applicable.
●	Subject to compliance with the Company’s insider trading policies and all applicable laws, Non-Employee Directors may elect to have the Company pay all or a portion of their annual retainer(s) for a calendar year in Shares in lieu of cash. If such an election is made, the number of Shares paid is determined by dividing the dollar amount of the annual retainer(s) elected to be paid in Shares by the Fair Market Value of a Share on the applicable Payment Date, rounded up or down to the nearest whole Share, as applicable. Shares issued as payment of annual retainer(s) are fully vested and unrestricted Shares issued pursuant to the LTIP and are paid on the same schedule as the annual retainer(s) for which they are issued. Any election by a Non-Employee Director to receive all or a portion of an annual retainer for a calendar year in Shares must be made on the form prescribed by the Compensation Committee and made no later than the expiration of the election period established by the Compensation Committee. A Non-Employee Director may not make such an election during a Company blackout period or when the Non-Employee Director is otherwise in possession of material non-public information. Any such election will be irrevocable with respect to the calendar year for which it is made, and the election will remain in effect for subsequent calendar years unless the Non-Employee Director revokes the election or makes a different election with respect to a subsequent calendar year. If a Non-Employee Director does not make such an election, then all of the Non-Employee Director’s annual retainer(s) will be paid in cash. Notwithstanding the foregoing, if a Non-Employee Director is not providing services to the Company on the Payment Date, such Non-Employee Director shall not be granted Shares on the Payment Date and shall instead receive an additional cash payment on the Payment Date equal to the value of the annual retainer the Non-Employee Director elected to receive in Shares for the preceding calendar quarter.
●	If the grant of Shares deliverable on a Payment Date is prohibited by the terms of the Company’s Insider Trading Policy (as amended from time to time), applicable law or the rules of the securities exchange upon which the Shares are traded, then such Shares will instead be granted on the first business day that they can be granted in compliance with the terms of the applicable policy, law or rules. For the avoidance of doubt, the number of Shares delivered on such date will still be calculated based on the Fair Market Value of a Share on the originally scheduled Payment Date, rounded up or down to the nearest whole Share, as applicable. In addition, Shares will not be issued hereunder unless (i) a registration statement under the Securities Act of 1933, as amended from time to time (the “Securities Act”), is in effect at the time of such issuance with respect to the Shares to be issued and the issuance qualifies for registration thereunder or (ii) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

Meeting Fees:

●	Non-employee directors receive meeting fees of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year up to a total maximum of $22,500 of committee meeting fees for each committee per calendar year. Any meeting fees earned during a quarter will be paid on the Payment Date immediately following the quarter in which they were earned.
●	Additionally, each Non-Employee Director will be reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (ii) travel and miscellaneous expenses related to his or her participation in general education and orientation programs for directors.

Stock Ownership Requirements:

●	Non-employee directors are subject to the stock retention percentages and target ownership levels as set forth in the Antero Midstream Corporation Stock Ownership and Retention Guidelines, adopted as of March 12, 2019, and as amended from time to time.

Indemnification/Liability Insurance:

●	The Company will enter into indemnification agreements with current and future Non-Employee Directors, which will provide for the indemnification of Non-Employee Directors to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and entitle the Non-Employee Directors to advances of expenses reasonably incurred as a result of any proceeding against them for which they are entitled to indemnification.
●	The Company will purchase insurance on behalf of any Non-Employee Director for liability arising out of that person's actions as a Non-Employee Director regardless of whether Delaware law would permit indemnification.